Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:

FRB/Weber Shandwick:

Gregory S. Skinner	Pamela Roberts-General
Vice President Finance and CFO	Liz Saghi-Investors
(650) 306-1650	(415) 986-1591

LANDEC CORPORATION ANNOUNCES $8 MILLION PRIVATE
PLACEMENT OF COMMON STOCK

MENLO PARK, CA — March 28, 2002 — Landec Corporation (Nasdaq: LNDC), a developer and marketer of technology-based polymer products for food, agricultural and licensed partner applications, announced today that it has entered into definitive agreements for the private placement of approximately 2.6 million shares of common stock to institutional investors resulting in gross proceeds of $8 million.

                The Company decided to raise funds at this time because of (a) the Company’s commitment to strengthen its balance sheet, (b) a delay in one of the previously announced initiatives to sell selective non-strategic assets, (c) the Company’s needs for working capital for the Company’s Intellipac packaging technology launch for bananas, and (d) strong interest from institutional investors in the Company’s future.

                Gary Steele, Landec’s President and CEO stated, “We are pleased to have such strong interest from the investment community regarding the Company’s future prospects and plans.  The cash proceeds from this private placement will be used to pay down bank debt, fund growth in our value-added food business and help fund the commercial launch of our Intellipac banana packaging technology.  This private placement is part of our ongoing effort to achieve sustainable profitability, strengthen Landec’s balance sheet and commercially launch a significant new technology for extending the shelf-life of bananas, a $10 billion a year market at the retail level.”

The securities sold in the private placement were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration.  The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of these shares within thirty (30) days after the closing date.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

About Landec Corporation

Landec Corporation designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the uncertainty related to the integration of other new business acquisitions, adverse weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company’s collaborative partners, the timing of regulatory approvals and new product introductions, the mix between pilot production of new products and full-scale manufacturing of existing products, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the 2001 fiscal year. (See item 2: Management’s Discussion and Analysis of Financial Condition and Results of Operations.) As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the company will become or remain consistently profitable.  The Company undertakes no obligation to update or revise any forward looking statements whether as a result of new developments or otherwise.

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